AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT
     This AMENDMENT NO. 2 to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is effective as of July 24, 2009, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and VALIC COMPANY II (“VC II”).
RECITALS
     WHEREAS, VALIC and VALIC Company II (“VC II”) entered into an Investment Advisory Agreement dated January 1, 2002, as amended (the “Agreement”), with respect to the Covered Funds reflected in Schedule A; and
     WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the fee change to the High Yield Bond Fund.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and VC II agree as follows:
1.	Schedule A Amendment. Schedule A is amended to reflect the advisory fee change to the High Yield Bond Fund.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE		VALIC COMPANY II
INSURANCE COMPANY

By:	/s/ Kurt W. Bernlohr	By:	/s/ Nori L. Gabert

	Name: Kurt W. Bernlohr		Name: Nori L. Gabert
	Title: Senior Vice President		Title: Vice President and Secretary

VALIC COMPANY II
SCHEDULE A
to Investment Advisory Agreement
(Effective July 24, 2009)
COVERED FUNDS
Annual Fee computed at the following annual rate, based on average monthly net assets value and payable monthly:

Aggressive Growth Lifestyle Fund	0.10%

Capital Appreciation Fund	0.55%

Core Bond Fund	0.50% on first $200 million
0.45% on next $300 million
0.40% over $500 million

Conservative Growth Lifestyle Fund	0.10%

High Yield Bond Fund	0.65% on first $150 million
0.60% on next $300 million
0.55% over $500 million

International Small Cap Equity Fund	0.90% on the first $100 million
0.80% over $100 million

Large Cap Value Fund	0.50%

Mid Cap Growth Fund	0.80% on the first $50 million
0.75% on the next $50 million
0.70% on the next $150 million
0.65% on the next $250 million
0.60% on assets over $500 million

Mid Cap Value Fund	0.75% on the first $100 million
0.725% on the next $150 million
0.70% on the next $250 million
0.675% on the next $250 million
0.65% over $750 million

Moderate Growth Lifestyle Fund	0.10%

Money Market II Fund	0.25%

Small Cap Growth Fund	0.85% on the first $100 million
0.80% over $100 million

Small Cap Value Fund	0.75% on the first $50 million
0.65% over $50 million

Socially Responsible Fund	0.25%

Strategic Bond Fund	0.60% on first $200 million
0.50% on next $300 million
0.45% over $500 million